      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 2005

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                             REGISTRATION STATEMENT
                                UNDER SCHEDULE B
                                       OF
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          REPUBLIC OF THE PHILIPPINES
                              (Name of Registrant)

      Name and Address of Authorized Representative in the United States:
                             HON. CECILIA B. REBONG
                                 CONSUL GENERAL
                          PHILIPPINE CONSULATE GENERAL
                                556 FIFTH AVENUE
                         NEW YORK, NEW YORK 10036-5095

     It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:

              DAVID JOHNSON, ESQ.                                  YONG G. LEE
                 ALLEN & OVERY                        CLEARY GOTTLIEB STEEN & HAMILTON LLP
        9TH FLOOR, THREE EXCHANGE SQUARE                       BANK OF CHINA TOWER
                    CENTRAL                                      ONE GARDEN ROAD
                 HONG KONG SAR                                    HONG KONG SAR


                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective in accordance with Rule 462(b) under the U.S. Securities Act of 1933, as amended.

     The securities being registered herein are to be offered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933, as amended.


                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                               PROPOSED MAXIMUM          PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE         OFFERING PRICE          AGGREGATE OFFERING             AMOUNT OF
TO BE REGISTERED                            REGISTERED           PER UNIT(1)               PRICE(1)(2)             REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Debt Securities and Warrants............    83,516,500             100%                     $83,516,500               $9,829.89
====================================================================================================================================

(1)  Estimated for purposes of determining the registration fee.
(2)  Exclusive of accrued interest, if any.

                             ---------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] No. 333-114312.

The contents of registration statement number 333-114312, including all exhibits thereto, are incorporated by reference.
================================================================================

                  SIGNATURE OF THE REPUBLIC OF THE PHILIPPINES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Republic of the Philippines has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Manila, Republic of the Philippines on the 11th day of May, 2005.

                                          REPUBLIC OF THE PHILIPPINES

                                          By     /s/ OMAR CRUZ
                                            ------------------------------------
                                            Omar Cruz
                                            NATIONAL TREASURER

---------------

    * Consent is hereby given to use of her name in connection with the information specified in this Registration Statement or amendment thereto to have been supplied by her and stated on her authority.

                     SIGNATURE OF AUTHORIZED REPRESENTATIVE
                       OF THE REPUBLIC OF THE PHILIPPINES

     Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of the Republic of the Philippines in the United States, has signed this Registration Statement or amendment thereto in The City of New York, New York on the 11th day of May, 2005.

                                          By:     /s/ CECILIA B. REBONG
                                            ------------------------------------
                                              Name: Cecilia B. Rebong
                                              Title: Consul General

                                 EXHIBIT INDEX

EXHIBIT                           DESCRIPTION                            PAGE NO.
-------                           -----------                            --------


  A.      Fiscal Agency Agreement*....................................
  B.      Form of Debt Securities (attached to the form of Fiscal
          Agency Agreement under A above)*............................
  C.      Form of Warrant Agreement**.................................
  D.      Form of Underwriting Agreement*.............................
  E.      Opinion of the Secretary of the Department of Justice of the
          Republic of the Philippines as to the legality of the
          Debt Securities***..........................................
  F.      Opinion of Allen & Overy, US counsel to the Republic of the
          Philippines, as to the legality of the Debt Securities***...
  G.      Consent of the Secretary of the Department of Justice of
          the Republic of the Philippines (included in Exhibit F)***..
  H.      Consent of Allen & Overy (included in Exhibit G)***.........
  I.      Consent of Omar Cruz, National Treasurer, Republic of the
          Philippines (included on  signature page)...................
  J.      Form of Supplement No. 1 to the Fiscal Agency Agreement
          (including form of Debt Securities)****.....................

-----------------
   *  Incorporated by reference to Registration Statement No. 333-10960.
  ** To be filed concurrently with the applicable prospectus supplement in a post-effective amendment to this Registration Statement relating to a particular issue of debt securities or warrants.
 *** Incorporated by reference to Registration Statement No. 333-114312. **** Incorporated by reference to Registration Statement No. 333-108310.